EXHIBIT 11 -  Computation of Earnings Per Share


Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries


                                                 THREE MONTHS ENDED MARCH 31
                                                 ---------------------------

                                                    1999            1998
                                                  --------        --------


Net income                                        $ 2,314,000   $ 2,323,000
                                                  ===========   ===========

Basic earnings per share:
         Weighted average shares                   12,258,713    12,254,363
                                                  ===========   ===========

Effect of dilutive securities:
         Employee stock options                   $   226,297   $   344,542
                                                  ===========   ===========

Diluted earnings per share:
         Adjusted weighted-average
         and assumed conversions                   12,485,010    12,598,905
                                                  ===========   ===========
Basic earnings per share                                $ .19         $ .19
                                                        =====         =====
Diluted earnings per share                              $ .19         $ .18
                                                        =====         =====
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